Exhibit 99.2

Excerpts from AdaptHealth LLC’s Confidential Preliminary Offering Memorandum dated August 11, 2021.

Non-GAAP financial measures

We refer to the terms EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) (each as defined in “Summary—Summary historical and pro forma financial data”) in various places in this offering memorandum. These are supplemental financial measures that are not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures and press releases of “non-GAAP financial measures,” such as EBITDA, Adjusted EBITDA, Adjusted EBITDA less Patient Equipment Capex, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) and the ratios related thereto. These measures are derived on the basis of methodologies other than in accordance with GAAP. These rules govern the manner in which non-GAAP financial measures are publicly presented and require, among other things:

•	a presentation with equal or greater prominence of the most comparable financial measure or measures calculated and presented in accordance with GAAP; and

•	a statement disclosing the purposes for which the registrant’s management uses the non-GAAP financial measure.

The rules prohibit, among other things:

•	the exclusion of charges or liabilities that require, or will require, cash settlement or would have required cash settlement, absent an ability to settle in another manner, from a non-GAAP liquidity measure; and

•	the adjustment of a non-GAAP performance measure to eliminate or smooth items identified as non-recurring, infrequent or unusual, when the nature of the charge or gain is such that it has occurred in the past two years or is reasonably likely to recur within the next two years.

The non-GAAP financial measures presented in this offering memorandum may not comply with the SEC rules governing the presentation of non-GAAP financial measures. For example, some of the adjustments to EBITDA which comprise Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) as presented in this offering memorandum would not be allowed under Regulation S-X. In addition, our measurements of EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) may not be comparable to those of other companies. Please see “Summary—Summary historical and pro forma financial data” for a discussion of our use of EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) in this offering memorandum, including the reasons that we believe this information is useful to management and to investors and a reconciliation of EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) to the most closely comparable financial measure calculated in accordance with GAAP.

Recent developments

Credit Agreement amendment

At or prior to the closing of this offering, we intend to enter into an amendment to the Credit Agreement (the “Second Amendment”) to, among other things, permit (i) the incurrence of indebtedness in connection with the issuance of the notes offered hereby and (ii) the prepayment of the Preferred Notes. See “Use of proceeds.” As of the date hereof, we have received the requisite consent of the lenders for the Second Amendment.

Summary historical and pro forma financial data

The following table presents AdaptHealth’s summary historical and pro forma financial data and operating statistics. The consolidated statements of operations and cash flows for the years ended December 31, 2020 and 2019 and the consolidated balance sheets as of December 31, 2020 and 2019 have been derived from our audited consolidated financial statements incorporated by reference in this offering memorandum. The consolidated statements of operations and cash flows for the year ended December 31, 2018 and the consolidated balance sheet as of December 31, 2018 have been derived from our audited consolidated financial statements not included or incorporated by reference in this offering memorandum.

The summary consolidated statements of operations and cash flows for the six months ended June 30, 2021 and 2020 and the consolidated balance sheet as of June 30, 2021 have been derived from our unaudited condensed consolidated financial statements incorporated by reference in this offering memorandum. Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the financial position and results of operations as of the dates and for the periods indicated. The summary unaudited pro forma consolidated statement of operations for the twelve months ended June 30, 2021 gives pro forma effect to the Transactions as if they had occurred on January 1, 2020. The summary unaudited pro forma financial data for the twelve months ended June 30, 2021 have been derived by adding our pro forma consolidated statement of operations data for the year ended December 31, 2020 to our pro forma consolidated statements of operations data for the six months ended June 30, 2021 and deducting our pro forma consolidated statements of operations data for the six months ended June 30, 2020. The consolidated balance sheet as of June 30, 2020 is not included or incorporated by reference into this offering memorandum.

The Issuer is an indirect subsidiary of AdaptHealth and the sole differences between the consolidated financial results of AdaptHealth and its subsidiaries (including the Issuer, AdaptHealth Intermediate and AdaptHealth Holdings), on the one hand, and the consolidated financial results of the Issuer and its subsidiaries on a standalone basis, on the other hand, relate to (A) prior to January 1, 2021, the minority interest held in AdaptHealth Holdings by the holders of the AdaptHealth Units, (B) the Preferred Notes and the Put/Call Agreement, which are obligations of AdaptHealth Holdings (and not obligations of the Issuer) and (C) the deferred income taxes related to the investment in AdaptHealth Holdings and the liability related to the Tax Receivable Agreement. Pursuant to the requirements of the Credit Facilities, AdaptHealth, AdaptHealth Holdings and AdaptHealth Intermediate may not own any assets other than the equity interests of their subsidiaries. Accordingly, all cash of AdaptHealth, AdaptHealth Holdings and AdaptHealth Intermediate is contributed to, or held for the benefit of, the Issuer, and the consolidated assets, equity accounts and liabilities of the Issuer do not materially differ from the consolidated assets, equity accounts and liabilities of AdaptHealth, AdaptHealth Holdings and AdaptHealth Intermediate.

For more information about the Company’s restatement of its financial statements, see “Basis of presentation—Restatement of previously issued consolidated financial statements and unaudited quarterly condensed consolidated financial information.”

	Historical					Pro forma
	Year ended December 31,			Six months ended June 30,		Twelve months ended June 30,
Consolidated statements of operations data:	2018	2019	2020	2020	2021	2021

(in thousands)	(audited)			(unaudited)
Net revenue	$345,278	$529,644	$1,056,389	$423,555	$1,099,136	$2,170,186
Grant income	—	—	14,277	—	—	22,334
Costs and expenses
Cost of net revenue (1)	293,384	440,705	898,601	366,048	887,418	1,774,000
General and administrative expenses	18,069	56,493	89,346	31,439	99,578	177,273
Depreciation and amortization, excluding patient equipment depreciation	2,734	3,068	11,373	2,278	31,324	69,319
Total costs and expenses	314,187	500,266	999,320	399,765	1,018,320	2,020,592
Operating income	31,091	29,378	71,346	23,790	80,816	171,928
Interest expense, net	7,453	39,304	41,430	15,420	45,332	89,605
Loss on extinguishment of debt, net	1,399	2,121	5,316	—	11,949	17,265
Change in fair value of contingent consideration common shares liability	—	2,483	98,717	16,325	(24,044)	58,348
Change in fair value of warrant liability	—	7,650	135,368	35,446	(40,622)	59,300
Other income (loss), net	—	(318)	(3,444)	(1,991)	1,150	(350)
Income (loss) before income taxes	22,239	(21,862)	(206,041)	(41,410)	87,051	(52,240)
Income tax expense (benefit)	(2,098)	739	(11,955)	185	10,635	164
Net income (loss)	24,337	(22,601)	(194,086)	(41,595)	76,416	(52,404)
Income (loss) attributable to noncontrolling interests	1,077	(1,260)	(32,454)	(11,514)	1,275	(11,735)
Net income (loss) attributable to AdaptHealth Corp.	$23,260	$(21,341)	$(161,632)	$(30,081)	$75,141	$(40,669)

Consolidated statements of cash flows data:
(in thousands)
Net cash provided by operating activities	$68,427	$60,418	$195,634	$111,008	$147,624
Net cash used in investing activities	(96,284)	(84,870)	(815,703)	(117,332)	(1,372,027)
Net cash provided by financing activities	48,768	76,144	643,153	40,033	1,302,630

Balance sheet data (as of period end):
(in thousands)
Cash and cash equivalents	$25,186	$76,878	$99,962		$178,189
Total assets	368,957	546,538	1,813,472		4,687,665
Total liabilities	266,188	612,321	1,532,627		2,793,622
Total long-term debt, including current portion	134,185	396,833	784,714		1,873,076
Total secured debt, including long-term debt and capital lease obligations	155,996	278,292	326,587		999,221
Total stockholders’ equity (deficit) / members’ equity (deficit)	102,769	(65,783)	280,845		1,894,043

Other financial data:
(in thousands)
EBITDA(2)	$77,569	$80,009	$(82,166)	$9,124	$243,382	$273,593
Adjusted EBITDA(2)	84,447	123,021	205,619	73,094	251,566	514,412
Adjusted EBITDA less Patient Equipment Capex(2)	45,083	75,600	142,483	48,059	160,783	317,170
Adjusted EBITDA (pro forma, as adjusted)(2)						645,512
Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted)(2)						448,270

Pro forma, as adjusted financial data(3):	Pro forma, as adjusted twelve months ended June 30, 2021
(in thousands, except ratios)
Total debt	$2,224,221
Net debt(4)	$1,887,310
Interest expense(5)	$118,480
Ratio of Adjusted EBITDA (pro forma, as adjusted) to interest expense(6)	5.4x
Ratio of total debt to Adjusted EBITDA (pro forma, as adjusted)(7)	3.4x
Ratio of total net debt to Adjusted EBITDA (pro forma, as adjusted)(8)	2.9x

(1) Includes patient equipment depreciation of $45,143 in 2018, $59,499 in 2019 and $71,072 in 2020, $32,836 in the six months ended June 30, 2020, $79,675 in the six months ended June 30, 2021 and $166,909 in the pro forma for the twelve months ended June 30, 2021.

(2) The following table reconciles net income (loss) attributable to AdaptHealth Corp., the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted).

Management believes the presentation of these measures is relevant and useful because it allows investors to view our performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted), as management defines them, may not be comparable to EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted), Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) or similarly titled measurements used by other companies. Items added into our calculation of EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) that will not occur on a continuing basis may have associated cash payments. EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) should be viewed in conjunction with measurements that are computed in accordance with GAAP. A reconciliation of EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) to net income (loss) attributable to AdaptHealth Corp., the most closely comparable financial measure calculated in accordance with GAAP, is set forth in the table below.

As noted in the introductory paragraphs, the summary historical and pro forma financial data set forth in this “—Summary historical and pro forma financial data” section, including EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) and related ratios, are for AdaptHealth, and not for the Issuer and its subsidiaries. See “Basis of presentation.”

In addition, certain limitations under the covenants in the indenture that will govern the notes, as well as in the Credit Facilities, are based on ratios that are calculated by reference to measures similar to EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) and such ratios may be similar to the ratios presented in the table above. However, such measures are not identical to EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) as we define it in this offering memorandum, and such ratios are not identical to the ratios presented in the table above. If we do not meet the applicable ratio requirement at the applicable time, such covenants would prohibit us from incurring debt, making restricted payments or investments or taking certain other actions, other than, in some cases, pursuant to specified exceptions. See “Description of other indebtedness” and “Description of notes.”

EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) and the related ratios presented in the table above are not calculated or presented in accordance with GAAP. As a result, these financial measures have limitations as analytical and comparative tools, and you should not consider these items in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	they do not reflect all of our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital needs;

•	they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on indebtedness;

•	they do not reflect income tax expense or the cash requirements to pay taxes; and

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often be replaced in the future, and EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) do not reflect any cash requirements for such replacements.

	Historical					Pro Forma
	Year ended December 31,			Six months ended June 30,		Twelve months ended June 30,
Non-GAAP reconciliation:	2018	2019	2020	2020	2021	2021
(in thousands)	(audited)			(unaudited)
Net income (loss) attributable to AdaptHealth Corp.	$23,260	$(21,341)	$(161,632)	$(30,081)	$75,141	$(40,669)
Income (loss) attributable to noncontrolling interest	1,077	(1,260)	(32,454)	(11,514)	1,275	(11,735)
Interest expense – Excluding change in fair value of interest rate swaps	8,000	27,878	41,430	15,420	45,332	89,605
Interest expense (income) – Change in fair value of interest rate swaps	(547)	11,426	—	—	—	—
Income tax expense (benefit)	(2,098)	739	(11,955)	185	10,635	164
Depreciation and amortization, including patient equipment depreciation	47,877	62,567	82,445	35,114	110,999	236,228
EBITDA	$77,569	$80,009	$(82,166)	$9,124	$243,382	$273,593
Loss on extinguishment of debt, net(a)	1,399	2,121	5,316	—	11,949	17,265
Equity-based compensation expense(b)	884	11,070	18,670	5,467	16,029	38,052
Transaction costs(c)	2,514	15,984	26,573	6,399	39,954	60,128
Severance(d)	1,920	2,301	5,596	2,324	1,533	4,805
Change in fair value of contingent consideration common shares liability(e)	—	2,483	98,717	16,325	(24,044)	58,348
Change in fair value of warrant liability(f)	—	7,650	135,368	35,446	(40,622)	59,300
Other non-recurring (income) expense(g)	161	1,403	(2,455)	(1,991)	3,385	2,921
Adjusted EBITDA	$84,447	$123,021	$205,619	$73,094	$251,566	$514,412
AeroCare pro forma cost savings(h)						38,000
Pro forma Adjusted EBITDA and cost savings related to acquisitions(i)						93,100
Adjusted EBITDA (pro forma, as adjusted)						$645,512
Less: Patient equipment capex(j)	(39,364)	(47,421)	(63,136)	(25,035)	(90,783)	(197,242)
Adjusted EBITDA less Patient Equipment Capex	45,083	75,600	142,483	48,059	160,783
Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted)						$448,270

(a) Represents write offs of deferred financing costs related to refinancing of debt, and prepayment penalty expense for early debt payoff offset by gain on debt extinguishment in 2018.

(b) Represents equity-based compensation expense to employees and non-employee directors. The higher expense in 2021 is due to overall increased equity-compensation grant activity in the period, as well as expense resulting from accelerated vesting of certain awards in that period, including accelerated vesting of certain awards in connection with the separation of the Company’s former Co-CEO. The higher expense in 2020 is due to a full year of expense for awards granted in late 2019, and overall increased equity-compensation grant activity in 2020. The 2019 period includes expense resulting from accelerated vesting and modification of certain awards in that period.

(c) Represents transaction costs related to acquisitions, the 2019 Recapitalization, and the Business Combination.

(d) Represents severance costs related to acquisition integration and internal AdaptHealth restructuring and workforce reduction activities.

(e) Represents a non-cash charge or gain for the change in the estimated fair value of contingent consideration common shares issuable as part of the Business Combination.

(f) Represents a non-cash charge or gain for the change in the estimated fair value of the Company’s warrants.

(g) The six months ended June 30, 2021 includes $1.5 million of expenses related to legal and other costs associated with the separation of the Company’s former Co-CEO, $0.9 million of expenses associated with legal settlements for employee and other matters, $1.0 million of expenses associated with lease terminations, a $0.3 million charge for the increase in the fair value of a contingent consideration liability related to an acquisition, and $0.2 million of other non-recurring charges, offset by a gain of $0.5 million for the receipt of earnout proceeds in connection with the sale of an investment. The six months ended June 30, 2020 includes $2.9 million of reductions in the fair value of contingent consideration liabilities related to acquisitions, a $0.6 million gain related to the sale of an investment, offset by a $1.5 million expense related to a transition services agreement executed in connection with an acquisition completed in 2020. The year ended December 31, 2020 includes $4.2 million of net reductions in the fair value of contingent consideration liabilities related to acquisitions, a $0.6 million gain in connection with the sale of a cost method investment, offset by a $1.5 million expense related to a transition services agreement executed in connection with an acquisition completed in 2020 and $0.8 million of other non-recurring expenses.

(h) Represents the estimated impact of annualized pre-tax cost savings associated with initiatives being implemented by management following the completion of the AeroCare Acquisition, primarily from centralization, scale and efficiency improvements in revenue cycle management, branch locations, general and administrative, and vendor cost savings. We expect to incur approximately $20 million in costs to achieve these cost savings, which are expected to be fully realized by 2022.

(i) Represents $88.4 million in Adjusted EBITDA from acquisitions completed by AdaptHealth and $4.7 million in Adjusted EBITDA from acquisitions completed by AeroCare, in each case since July 1, 2020 and including twelve months of Adjusted EBITDA as well as expected cost synergies related to such acquisitions. Such figures are unaudited and have not been reviewed by AdaptHealth’s or AeroCare’s independent auditors. Neither AdaptHealth nor AeroCare has historically experienced significant seasonality in its respective business.

(j) Represents the value of the patient equipment received during the respective period without regard to whether the equipment is purchased or financed through lease transactions.

(3) Represents financial measures for the twelve months ended June 30, 2021, on a pro forma, as adjusted basis.

(4) Net debt as of June 30, 2021 represents total debt on a pro forma, as adjusted basis, less cash and cash equivalents on a pro forma, as adjusted basis of $336.9 million.

(5) Represents interest expense for the twelve months ended June 30, 2021, calculated on a pro forma, as adjusted basis. Each one eighth percent increase or decrease in the interest rates governing our indebtedness would result in an approximately $1.0 million change in annual interest expense on our indebtedness.

(6) The ratio of Adjusted EBITDA (pro forma, as adjusted) to interest expense is determined by dividing Adjusted EBITDA (pro forma, as adjusted) by interest expense on a pro forma, as adjusted basis.

(7) The ratio of total debt to Adjusted EBITDA (pro forma, as adjusted) is determined by dividing total debt on a pro forma, as adjusted basis by Adjusted EBITDA (pro forma, as adjusted).

(8) The ratio of total net debt to Adjusted EBITDA (pro forma, as adjusted) is determined by dividing total net debt on a pro forma, as adjusted basis by Adjusted EBITDA (pro forma, as adjusted).